MEMORANDUM OF UNDERSTANDING OF CORPORATION


PARTY A: EarthNetMedia Inc, of the United States

PARTY B: Beijing BETC Advertising Ltd.

Both parties agree to produce and distribute this television program concerning interior design and home improvement, and we have agreed upon the following items and areas of cooperation - the length of the program will be 30 minutes. There will be 52 episodes yearly.

Party A

1. Based on the proposed guidelines provided by Party B, Party A is responsible for all camera shooting and material preparation, scripts, etc. in the United States, and International Territories (not including China)

2. Party A guarantees the timely delivery of the completed program on broad-casting tapes.

3. All the material and the tapes provided are required to meet the broadcast-ing standard of the Chinese Ministry of Television and Radio Broadcasting

4. Based on the segment standards agreed to by both parties, Party A is responsible for all necessary expenses associated with shooting and producing the program.

5. Responsible to obtain advertising and sponsorship for the television program. The advertising revenue should not be lower than what is estimated by Party B, which is the ongoing advertising revenues for the Chinese television stations.

6. The advertising for the program shall meet the regulations and the laws of the Chinese Advertising Administrative Office.

7.   The copyright of the program belongs to Party A.

Party B:

1. Responsible for the program's planning and assisting in the script writing, as well as post-production work, in China.

2.   Responsible for the shooting and camera work within China.

3. Responsible for distributing the program in China to major cities and provincial television stations, currently scheduled for 50 such stations.


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4.   According to the broadcasting territory, provide advertising rates.

5. Responsible for evaluating the advertising compliance with Chinese advertising regulations. When necessary, responsible for modifying inappropriate advertising to meet the regulation requirements and standards.

6. Responsible for guaranteeing the timely broadcast of the program and advertising.

7. Will coordinate with Party A to obtain advertisers from the international arena, and act as the chief agent to represent the program's advertising in China.

8. 25% of total advertising fees will be Party B's compensation. Advertising revenue will be based on Party B's advertising rate or the rate agreed to by both parties.

9. Responsible for the supervision of the broadcasting of the program as well as the advertising.

10. Responsible for doing advertising promotions as well as Public Relations activities, also generating promotional literature, all printed materials subject to Party A's written approval-

11. Party B is not allowed to broadcast television program beyond the 50 television stations presently agreed to, prior to obtaining Party A's written agreement.

12. Party B will complete the arrangement and broadcasting details with the television stations 45 days after obtaining of sponsorship and advertising by Party A,

13.  The broadcasting schedule is currently planned for Spring 2001.

14. Party B is responsible for the supervision and safekeeping of the copyright and broadcasting right in China.

Party A - EarthNetMedia, Inc.            Party B - Beijing BETC Advertising Ltd.
August 4, 2000                           August 4, 2000
/s/ ALIE CHANG, CEO                      /s/  Li Zhehue, General Manager
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